Exhibit (p)(10)

Partnervest Advisory Services, LLC Code of Ethics

January 19, 2017

Rule 204A-1 under the Investment Advisor’s Act of 1940 requires registered investment advisers to establish, maintain and enforce a written code of ethics. Partnervest is committed to ethical conduct. Partnervest’s Code of Ethics is intended to set the tone for the conduct and professionalism of Partnervest employees and stress the importance of the principles of honesty, integrity and professionalism in order to protect our clients from misconduct, protect the reputation of Partnervest, and educate and remind employees of their responsibilities to act with propriety at all times. Partnervest’s Code of Ethics covers all “Supervised Persons”.

Definitions

Supervised Person

A Supervised Person is defined as any of Partnervest’s officers, partners, directors (or other persons occupying a similar status or performing similar functions), or employees, or any other person who provides investment advice on Partnervest’s behalf and is subject to the Partnervest’s supervision or control.

At Partnervest, this includes all investment advisor representatives and employees.

Access Person

An Access Person is a Supervised Person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

NOTE: The definition of “Access Persons” related to the STAR Global Buy Write ETF (VEGA) is much narrower and is detailed below in the section “Additional Considerations as SubAdvisor to the STAR Global Buy Write ETF.”

Family Member

Family Member means any relative by blood or marriage living in the Access Person’s household or significant other cohabiting in the employee’s household.

Federal Securities Laws

Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Initial Public Offering

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering

A Limited offering is defined as an offering exempt from registration under the Securities Act of 1933.

Standards of Business Conduct

Partnervest Advisory Services and its representatives and employees will abide by honest and ethical business practices. These general principles are intended to govern all conduct at the firm and stress the importance of honesty, integrity, and professionalism in all conduct, treating clients fairly and doing what is right. These principles include, but are not limited to:

•	Fiduciary Duty: Place the interest of the client first at all times and maintain confidentiality regarding the financial circumstances of clients, including the identity of security holdings.

o	Not inducing trading in a customer’s account that is excessive in size or frequency in view of the financial resources and character of the account.

o	Making recommendations with reasonable grounds to believe that the recommendations are suitable for the customer on the basis of information furnished by the customer.

o	For non-discretionary client accounts, placing orders only after obtaining clients authorization pursuant to the advisory agreement.

o	Not borrowing money or securities from, or lending money or securities to, a customer.

o	Not placing an order for the purchase or sale of a security if the security is not registered, or the security or transaction is not exempt from registration in states we provide investment advice in.

o	Not placing orders for customers, or recommending that the customer place an order, to purchase or selling a security through a broker/dealer or agent, or engaging the services of a broker/dealer, agent, or investment advisor, not licensed under states we provide investment advice in.

o	Complying with the federal securities laws.

o	Not engaging in portfolio pumping activities whereby a large volume of orders are placed on existing holdings of a security in order to artificially inflate the price.

o	Not engaging in “Window Dressing” a client portfolio whereby changes are made to the portfolio holdings near the time when reports are provided to the client (e.g., quarter end) such that well-performing securities are added to the portfolio and poor-performers are sold from the portfolio.

o	Not engaging in “cherry picking” whereby securities that have performed well in another portfolio are added to the client portfolio in anticipation that the trend will continue, but without sufficient due diligence on the security and its appropriateness for the specific client portfolio.

•	Personal Securities Transactions: Conduct personal securities transactions in such a manner that avoids any material potential or actual conflict of interest or any abuse of your position of trust and responsibility. Comply with Partnervest’s Personal Securities policy as detailed below.

•	Conflicts of Interest: Do not take advantage of your position, and maintain independence in the investment decision-making process. Disclose actual material conflicts and obtain client consent when necessary. Avoid conduct wherein a material conflict of interest would harm a client or could be reasonably interpreted as attempting to inappropriately influence a client. (See Gifts and Gratuities section of the Compliance Manual for relevant procedures.)

•	Insider Trading: Comply with Partnervest’s Insider Trading policies and procedures as described in the Compliance Manual. An “Ethics Wall” is a zone of non-communication that would be established between distinct departments within Partnervest to help prevent conflicts of interest that might result in the inappropriate release of sensitive information. While Partnervest does not have a formal ethics wall, all advisors and employees are expected to adhere to the policies and procedures related to the prevention of insider trading.

•	Political Contributions: Do not make political contributions to clients of the firm or to municipal officials wherein the firm has advised clients to purchase their municipal securities or in which the firm has advised the municipality. Do not make contributions (including monies, gifts, etc.) to government officials wherein the advisor or firm provides or is seeking to provide advisory services to the government entity. (See the Political Contributions section of the Compliance Manual for relevant procedures.)

Reporting Violations of the Code of Ethics

All Partnervest representatives and employees have a responsibility to report any code violations to the Chief Compliance Officer, Ken Hyman, the compliance department or a supervisor. Failure to report a code violation constitutes a violation itself. Retaliation against the reporting employee is prohibited and constitutes a further code violation.

Certification

Initial Certification

Upon becoming employed by Partnervest Advisory Services, all Supervised Persons will be required to acknowledge in writing their receipt of and commitment to comply with the Code of Ethics.

Annual Certification

On an annual basis, Supervised Persons will be requested to attest in writing that they have a copy of the Code of Ethics, have read it, and will comply. Normally, this will be included with the Annual Attestation.

Acknowledgment of Amendments

All Supervised Persons shall receive any amendment to the Code and must certify in writing that they have received a copy of the amendment; read and understood the amendment; and agree to abide by the Code as amended.

Generally, acknowledgement of initial receipt and agreement is made through MyComplianceOffice as part of the New Hire Onboarding assignments (although hard copies were obtained prior to implementation of MyComplianceOffice). Amendments and annual acknowledgements are made through the Annual Attestation process. Acknowledgements are retained in firm records.

Failure to Comply With the Code of Ethics

Failure to comply with Partnervest’s Code of Ethics may result in appropriate disciplinary action, up to and including termination.

Recordkeeping Requirements

Partnervest will maintain the following records:

•	Copies of the Code of Ethics

•	Violations of the Code of Ethics and actions taken as a result of the violations

•	Supervised Persons’ written acknowledgment of initial, annual and amendment to the Code of Ethics

•	Names of Access Persons and personal holdings

•	Decisions approving or denying Access Persons’ participation in IPOs and limited offerings

Records will be maintained for the required 5 years (the first 2 years in an easily accessible location) after their last effective date.

Personal Securities Accounts and Personal Securities Transactions Policies and Procedures

Rule 204A-1 requires that Partnervest Access Persons:

•	Disclose all self-directed brokerage accounts maintained by themselves and their immediate family

•	Allow Partnervest to have electronic access to account position information, have duplicate statements sent to Partnervest, or provide such information on a quarterly basis

•	Obtain prior permission for participation in an IPO or Limited Offering

Section 270.17j-1 of the Investment Company Act addresses personal investment activities of investment company personnel and is relevant to Partnervest as sub-advisor to the STAR Global Buy Write ETF.

Disclosure of Personal Accounts

Under rule 204A-1, Access Persons must report their personal securities transactions and holdings no later than 10 days after the person becomes an Access Person and at least once a year thereafter.

All accounts in which Access Persons have any direct or indirect beneficial ownership should be reported. This includes accounts that are held by the Access Person or his/her immediate family members. sharing the same household - dependent children, spouse, or dependent parents. It does not include parents, in-laws, or adult children trading independently from the Access Person.

Rule 204A-1 permits three exceptions to personal securities reporting. Thus, no reports are required for the following:

•	Transactions effected pursuant to an automatic investment plan, which is defined as a program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

•	Securities held in accounts over which the Access Person had no direct or indirect influence or control.

In the case of an advisory firm that has only one Access Person, so long as the firm maintains records of the holdings and transactions that rule 204A-1 would otherwise require be reported.

All securities are reportable, with five exceptions (designed to exclude securities that present little opportunity for the type of improper trading that the Access Person reports are designed to uncover). Accounts do not need to be reported if they are (and will always be) 100% invested in the following types of securities:

1.	Transactions and holdings in direct obligations of the Government of the United States.

2.	Money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

3.	Shares of money market funds.

4.	Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.

5.	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Accounts should be disclosed within 10 days (or as soon as practical) of the advisor representative or employee becoming affiliated with Partnervest through the MyComplianceOffice system (or other written method if MyComplianceOffice is not available). This disclosure should include all requested information including:

•	Account name

•	Account number

•	Financial institution name (e.g., broker dealer or bank)

Initial information about the account holdings must be provided as of a date no more than 45 days prior to the account being reported to Partnervest.

After affiliation with Partnervest, additional outside brokerage accounts must be disclosed at the time they are opened. Disclosure should be made through the MyComplianceOffice system (or other written method if MyComplianceOffice is not available). Partnervest will work with the financial institution to obtain duplicate statements or electronic feeds of account holdings. If duplicate statements or electronic feeds are not possible, then the representative or employee may submit quarterly position statements to Partnervest. The initial report should be current within 45 days of the representative or employee becoming affiliated with Partnervest. Each quarterly report, duplicate statement, or electronic feed should be provided to Partnervest within 30 days of each quarter end.

The report, or data feed provided by the financial institution, should contain the following:

•	Date of report;

•	Title and type of security;

•	Ticker symbol or CUSIP;

•	Number of shares; and

•	Principal amount

Review of Personal Accounts

Account activity is received by the Compliance Department through a data feed to MyComplianceOffice or, in some cases, via paper statements and may be reviewed periodically by a member of the compliance team. In addition, the MyComplianceOffice system may run a series of “rules” against the personal trades received on data feeds and flag a trade for further review. These trades will be reviewed through the MyComplianceOffice system by a member of the compliance team. The data feed or reports provided by the financial institution should include the following information related to the trade:

•	Date of report;

•	Date of transaction;

•	Title of security;

•	Ticker symbol or CUSIP;

•	Interest rate and maturity date;

•	Number of shares;

•	Principal amount;

•	Nature of the transaction (buy/sell);

•	Transaction price; and

•	Broker Dealer / Bank name

Red flags will be reviewed with the representative or employee for explanation, and reported to the CCO for follow up as necessary.

Personal Transactions in IPO or Limited Offering

Prior to participating in an IPO or limited offering (e.g., private placement), Access Persons must request pre-approval from the Compliance Department. The request should be made through MyComplianceOffice or in writing (e.g., email) and include:

1.	The IPO in which the Access Person wishes to participate;

2.	The account in which the purchase would be made,; and

3.	The number of shares requesting to purchase.

Partnervest provides a written response (e.g., through MyComplianceOffice) and maintains records of any decisions and supporting reasons to approve the acquisition of an IPO or limited offering.

Restricted Securities List

Partnervest does not maintain a restricted list or a blackout period for any securities. Should Partnervest implement either of these, Access Persons will receive notification.

Personal Transactions in VEGA and VEGA Underlying Securities

For individuals who have access to information related to trading in the STAR Global Buy Write ETF (VEGA) (i.e., “VEGA Access Persons”), additional checks will be performed through the MyComplianceOffice system and paper statements will be reviewed. See the “Additional Considerations as SubAdvisor to the STAR Global Buy Write ETF:” section below for more information. Except for the individuals designated as VEGA Access Persons, there are no trading restrictions for personal trades in VEGA or the VEGA underlying securities.

Additional Reporting Requirements

Sections 13(d), (f), and (g) of the Securities Exchange Act of 1934 are intended to provide investors and the subject issuers with information about accumulations of securities that may have the potential to change or influence control of the issuer. Access Persons must report their holdings to Partnervest if they fall within any of the following thresholds:

•	Any beneficial owner of more than 5% of the outstanding shares of a voting equity security must report on Schedule 13D within 10 days of the date when the position exceeds 5% (Section 13(d)). Note that there is an exception if the change in percentage of securities owned resulted solely from a change in the aggregate number of outstanding shares

•	An institutional investment manager, which exercises discretion with respect to 13(f) equity securities having an aggregate fair market value of at least $100,000,000 on the last day of any month shall file a 13F Report (Section 13(f)).

•	Certain types of institutional investors, (broker/dealers, investment advisors, banks, insurance companies, and mutual funds, among others) are permitted to file a short form filing to report a position over 5% of the outstanding shares of a company. The criteria requires that the institutional investor acquire its beneficial interest in the shares in the ordinary course of business and not for the purpose or effect of changing or influencing control (Section 13(g)).

Annual Confirmation to Partnervest

All Access Persons are required to annually attest that they have disclosed all outside accounts.

Additional Personal Trading Considerations as SubAdvisor to the STAR Global Buy Write ETF

Section 270.17j-1 of the Investment Company Act addresses personal investment activities of investment company personnel and is relevant to Partnervest as sub- advisor to the STAR Global Buy Write ETF. In addition to the requirements stated in the Personal Securities Transactions Policies and Procedures (above), the following additional policies and procedures apply to those few individuals at Partnervest who are considered Access Persons for the STAR Global Buy Write ETF.

For purposes of this section:

(1) Access Person means:

(i) Any Advisory Person of a Fund or of a Fund’s investment adviser. If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund.

(ii) Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

NOTE: For the STAR Global Buy Write ETF, “Access Person” includes only those individuals with access to Asset Management files on Partnervest’s F drive or are involved in the day to day management of the fund or the trading of securities for the fund or access to electronic notification (email) of pending trades. These individuals are established as a “VEGA Access” Group in the MyComplianceOffice system.

Transaction Oversight for VEGA Access Persons

Transaction oversight is conducted on trading activity for VEGA Access Persons’ self- directed accounts through the MyComplianceOffice system. Reports may be generated upon request. Accounts traded under a STAR Spectrum strategy are not self-directed and therefore, not subject to this oversight.

•	VEGA and all VEGA underlying securities are established on a Watch List (as “Restricted Securities”) in MyComplianceOffice

•	MyComplianceOffice will run a rule to identify these securities (including options) versus the VEGA access employee group. All such trades will be flagged and reviewed.

•	As new securities are added or deleted from the VEGA basket, the Watch List will be updated in MyComplianceOffice.

•	Flagged trades will be reviewed for personal trading activity versus trading activity in VEGA. In order to make this comparison, Compliance will review VEGA and personal trade information in Orion or in the daily Order Memorandum spreadsheet downloaded from each custodian and available on the G drive. The review will focus on inequitable executions between personal accounts and overall VEGA trades in “STAR I” type accounts and not STAR Spectrum managed accounts.

Code of Ethics Considerations for the STAR Global Buy Write ETF (NYSE: VEGA)

Section 270.17j-1 of the Investment Company Act addresses code of conduct requirements for investment company personnel and is relevant to Partnervest as sub- advisor to the STAR Global Buy Write ETF. In addition to the requirements stated within the Code of Ethics, the following policies and procedures also apply due to Partnervest’s role as SubAdvisor to VEGA.

The board of directors of the STAR Global Buy Write ETF (VEGA) must approve Partnervest’s Code of Ethics and any material changes to the code, no later than six month after adoption of the material change. This approval will be based on a determination that the code contains provisions reasonably necessary to prevent Access Persons from engaging in any prohibited conduct.

On an annual basis, Partnervest will provide the board of directors a written report that:

•	Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

•	Certifies that Partnervest has adopted procedures reasonably necessary to prevent Access Persons from violating the code.